FORM 3                                                      OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0104
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1. Name and Address of Reporting Person*

   Riggio                            Leonard
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   (Last)                            (First)              (Middle)

   c/o Barnes & Noble, Inc.
   122 Fifth Avenue
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                                    (Street)

   New York                          New York               10011
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

   2/12/02
________________________________________________________________________________
3. IRS or Social Security Number of Reporting Person, (Voluntary)


________________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   GameStop Corp.
   New York Stock Exchange: GME
________________________________________________________________________________
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]  Director                             [_]  10% Owner
   [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6. If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7. Individual or Joint/Group Filing  (Check applicable line)

   [X]  Form Filed by One Reporting Person

   [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)               (Instr. 5)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     5(b)(v).



                                                                          (Over)
                                                                  SEC 1473(7-96)
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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Stock Options            Immedi-    06/10/11        Class A Common Stock  4,500,000         $4.51          D
(Right to buy)           ately
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(1)
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
Explanation of Responses:

(1) Mr. Riggio is the Chairman of the Board, Chief Executive Officer and a principal stockholder of Barnes & Noble, Inc., which is the holder of 36,009,000 shares of Class B common stock which are convertible at any time into shares of Class A common stock. Mr. Riggio disclaims any beneficial ownership of such shares.



/s/ Leonard Riggio                                       February 12, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
               Leonard Riggio

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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SEC 1473(7-96)